NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:          Mason N. Carter, Chairman & CEO
                  973-575-1300, ext. 1202
                  mnc@merrimacind.com

           MERRIMAC REPORTS THIRD QUARTER AND NINE MONTHS 2003 RESULTS

WEST CALDWELL, N.J. NOVEMBER 12, 2003: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), today announced results for the third quarter and first nine months of 2003.

Third quarter 2003 sales of $6,357,000 increased 7.0 percent compared to third quarter 2002 sales of $5,939,000. Operating loss in the third quarter of 2003 was $431,000, which takes into account a third quarter personnel restructuring charge of $54,000, compared to operating income of $72,000 in the third quarter of 2002.

Net loss for the third quarter of 2003 was $484,000 or $.16 per share, giving effect to the impact of the personnel restructuring charge of $.02 per share and the gain on the disposition of real estate assets of $33,000 or $.01 per share, compared to net income of $57,000 or $.02 per share recorded for the third quarter of 2002.

For the first nine months of 2003 sales of $19,481,000 increased 1.2 percent compared to sales of $19,252,000 for the first nine months of 2002. Operating loss for the first nine months of 2003 was $1,437,000, which takes into account personnel restructuring charges of $128,000, compared to operating income of $193,000, which takes into account a personnel restructuring charge of $240,000, for the first nine months of 2002. Expenses associated with bank modification agreements incurred during the second quarter and additional professional fee expenses in connection with our prior bank facilities totaling approximately $300,000, impacted results for the first nine months of 2003.

The net loss for the first nine months of 2003 was $1,415,000 or $.45 per share, giving effect to the impact of the personnel restructuring charges of $.04 per share and gains on the dispositions of assets of $104,000 or $.03 per share, compared to net income of $146,000 or $.05 per share, giving effect to the impact of the second quarter 2002 personnel restructuring charge of $.05 per share, for the first nine months of 2002.

The decline in gross profit during the third quarter of 2003 to 34.6 percent from 44.0 percent in the third quarter of 2002, and to 37.0 percent from 45.7 percent during the first nine months of 2003 compared to the first nine months of 2002, was primarily attributable to competitive pricing, cost overruns, increases in depreciation and other occupancy expenses related to expansion and underutilization of manufacturing facilities.

The backlog at the end of the third quarter of 2003 was $12.2 million, an increase of $2.1 million or 21.3 percent compared to year-end 2002, and $1.3 million or 11.6 percent when compared to the backlog of $11.0 million at the end of the third quarter of 2002. Orders received during the third quarter of 2003, totaling $6.4 million, approximated the third quarter of 2003 sales level. Orders received for the first nine months of 2003, totaling $21.6 million, exceeded sales in the first nine months of 2003 by approximately 11.0 percent.

Chairman and CEO Mason N. Carter commented, "The Company believes that the economy is starting to recover, and anticipates performance improvement for the fourth quarter of 2003 and beyond. Cost overruns that negatively impacted third quarter 2003 results should not continue as a major factor and, as sales increase, underutilization of manufacturing facilities should lessen.

"On October 8, 2003, we successfully completed refinancing approximately $5.7 million of debt obligations with a new facility provided by CIT Business Credit, a unit of CIT Group Inc. The refunding represents a three-year secured revolving credit, term loan and letter of credit facility for $9,250,000."

Management of the Company has implemented certain cost and capital expenditure reductions as a means to improve cash flow. The new revolving credit facility combined with the expected cash flows from operations should be sufficient to meet the Company's current obligations and to fund its currently contemplated operations during the next twelve months.

Investors are invited to participate in the financial results conference call on Thursday November 13, 2003 at 4:15 p.m. (Eastern) by dialing 1-800-838-4403 (for International callers: 1-973-317-5319) ten minutes prior to the scheduled start time, and reference the Merrimac Industries third quarter 2003 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-800-428-6051, or 1-973-709-2089 for international callers, passcode number 313101.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

          http://www.firstcallevents.com/service/ajwz393633644gf12.html

If you are unable to participate during the live webcast, a link to the archived webcast will be on the Merrimac website http://www.merrimacind.com .

ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO(TM) RF Microwave components, assemblies and micro-multifunction modules
(MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(R) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix(R) process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., are located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and have approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions(R)for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix(R), Multi-Mix PICO(TM)MMFM(R)and Total Integrated Packaging Solutions(R)are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix products; general economic and industry conditions; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                            MERRIMAC INDUSTRIES, INC.
                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                Quarter Ended
                                                                                -------------
                                                                       September 27,     September 28,
                                                                           2003              2002
                                                                     -----------------------------------
Net sales                                                                $6,357,000        $5,939,000
Gross profit                                                              2,201,000         2,616,000
Selling, general and administrative expenses                              2,262,000         1,821,000
Research and development                                                    316,000           723,000
Restructuring charge                                                         54,000                 -
Operating income (loss)                                                    (431,000)           72,000
Interest and other expense,  net                                             52,000            25,000
Gain on disposition of assets                                               (33,000)                -
Income (loss) before income taxes                                          (450,000)           47,000
Provision (benefit) for income taxes                                         34,000           (10,000)
Net income (loss)                                                          (484,000)           57,000

Basic and diluted net income (loss) per common share                          $(.16)             $.02

Weighted average number of shares outstanding - basic                     3,121,000         3,145,000
Weighted average number of shares outstanding - diluted                   3,121,000         3,148,000

                                                                              Nine Months Ended
                                                                              -----------------
                                                                       September 27,     September 28,
                                                                           2003              2002
                                                                     -----------------------------------
Net sales                                                               $19,481,000       $19,252,000
Gross profit                                                              7,207,000         8,795,000
Selling, general and administrative expenses                              7,176,000         6,451,000
Research and development                                                  1,340,000         1,911,000
Restructuring charges                                                       128,000           240,000
Operating income (loss)                                                  (1,437,000)          193,000
Interest and other expense, net                                             165,000           127,000
Gain on disposition of assets                                              (104,000)                -
Income (loss) before income taxes                                        (1,498,000)           66,000
Benefit for income taxes                                                    (83,000)          (80,000)
Net income (loss)                                                        (1,415,000)          146,000

Basic and diluted net income (loss) per common share                          $(.45)             $.05

Weighted average number of shares outstanding - basic                     3,120,000         3,056,000
Weighted average number of shares outstanding - diluted                   3,120,000         3,099,000

                            MERRIMAC INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                September 27, 2003     December 28, 2002
                                                       (Unaudited)
                                                ------------------     -----------------
ASSETS
Current assets:
   Cash and cash equivalents                             $ 557,000           $ 3,611,000
   Income tax refunds receivable                            46,000               301,000
   Accounts receivable, net                              5,461,000             3,801,000
   Inventories                                           3,582,000             4,015,000
   Other current assets                                    687,000               318,000
   Deferred tax assets                                     945,000               945,000
                                                ------------------     -----------------
   Total current assets                                 11,278,000            12,991,000
Property, plant and
   equipment, net                                       17,870,000            19,282,000
Restricted cash                                          1,500,000                     -
Other assets                                               669,000               818,000
Deferred tax assets, non-current                         1,084,000               905,000
Goodwill, net                                            2,953,000             2,491,000
                                                ------------------     -----------------
Total Assets                                          $ 35,354,000          $ 36,487,000
                                                ==================     =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Current portion of long-term debt                   $ 1,007,000           $ 6,240,000
   Other current liabilities                             3,065,000             3,134,000
                                                ------------------     -----------------
   Total current liabilities                             4,072,000             9,374,000
   Long-term debt, net of current portion                5,330,000               429,000
   Deferred compensation                                    96,000               123,000
   Deferred liabilities                                     48,000               156,000
   Deferred tax liabilities                              1,736,000             1,703,000
                                                ------------------     -----------------
   Total liabilities                                    11,282,000            11,785,000
Stockholders' equity                                    24,072,000            24,702,000
                                                ------------------     -----------------
Total Liabilities and
    Stockholders' Equity                              $ 35,354,000          $ 36,487,000
                                                ==================     =================